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                                                                    EXHIBIT 99.1

                                                                JIM SMITH
                                                              (713-881-3662)
                                                          FOR IMMEDIATE RELEASE


                   ADAMS RESOURCES ANNOUNCES SECOND NORTH SEA
                               EXPLORATION PROJECT

         Houston (October 14, 2004) -- Adams Resources & Energy, Inc. (AMEX:AE) announced today that its UK subsidiary, Adams Exploration UK Limited, has been awarded a "Promote" Production License in the Northeast portion of Block 48/16a in the Southern North Sea. The Block is located in close proximity to the Pickerill Field. Adams and its partners applied for the license in the recently held 22nd licensing round. Adams and its partners will obtain 2D and 3D seismic data and submit a development plan within two years. Adams expects the work program to confirm the existence of an exploration prospect that will be promoted to investors prior to drilling. The License covers in excess of 20,000 acres and is located approximately 40 miles east of Theddlethorpe, England in approximately 80 feet of water. Adams has a 33 1/3 % working interest in the License. Adams also has a 25% working interest in Block 21-1b, located in the UK Central North Sea.

         Adams Resources & Energy, Inc., through its subsidiaries, is engaged in the business of marketing crude oil, natural gas and petroleum products; tank truck transportation of liquid chemicals; and oil and gas exploration and production.


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         The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated. Such factors include, among others,
(a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, among others (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows,
(n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities and (p) commodity price volatility. These and other risks are described in the Company's reports that are on file with the Securities and Exchange Commission.